Exhibit 99.2
NEWS
FOR IMMEDIATE RELEASE
June 15, 2009
Cinemark USA, Inc. to Offer
$470 Million of Senior Notes
PLANO, TEXAS — Cinemark Holdings, Inc. announced today that its indirect wholly-owned subsidiary, Cinemark USA, Inc. (the “Company”), plans to commence a private offering to eligible purchasers of $470 million of Senior Notes due 2019 (the “Notes”). The Notes will be guaranteed by all of the Company’s subsidiaries that guarantee the Company’s and the guarantors’ debt. Cinemark USA, Inc. intends to distribute a substantial portion of the proceeds of the proposed offering to Cinemark, Inc. to fund the repurchase of Cinemark, Inc.’s 9 3/4% senior discount notes due 2014 (the “Existing Discount Notes”) pursuant to a cash tender offer also announced today. Proceeds from the proposed offering will also be used to pay the related fees and expenses associated with this offering of notes and the aforementioned cash tender offer. The Company intends to use any remaining proceeds for general corporate purposes.
The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Company plans to offer and issue the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of the these securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of March 31, 2009, Cinemark operates 420 theatres and 4,846 screens in 39 states in the United States and one Canadian province and internationally in 12 countries, including Brazil, Mexico, Chile, Colombia, Argentina, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica and Panama. For more information go to www.cinemark.com.
For further information, contact:
Robert Copple or Nikki Sacks
Phone: 972-665-1500
Fax: (972) 665-1003
Visit Cinemark’s Website @ www.cinemark.com